Exhibit 3(A)
ARTICLES OF INCORPORATION AND BYLAWS OF FARMLAND INDUSTRIES, INC.
Kansas City, Missouri
(Effective 12-1-93)

			    ARTICLES OF INCORPORATION

				ARTICLE I - NAME

     Section 1.  Name.	The name of this corporation shall be FARMLAND
INDUSTRIES, INC.

			      ARTICLE II - PURPOSES

     Section 1. Purposes. The purposes for which the Association is organized are to engage in any activity in connection with the marketing or selling of the agricultural products of its members and other patrons; or with the harvesting, threshing, milling, preserving, drying, processing, canning, packing, storing, handling, shipping, or utilization thereof, including (without limitation) doing a public warehouse business and storing agricultural products in interstate commerce; or the manufacturing or marketing of the by-products thereof; or in connection with the manufacturing, selling, or supplying to its members and other patrons of machinery, equipment or supplies, or in connection with agricultural education, research, legislation and economic and social conditions; or in connection with the improvement of livestock breeds by means of artificial breeding or otherwise; or in the financing of the above-enumerated activities; or in any one or more of the activities specified herein.

			 ARTICLE III - PLACE OF BUSINESS

     Section 1. Place. The place where its business is to be transacted is at 3315 North Oak Trafficway, Kansas City, Missouri, and at such other places either within or outside the State of Kansas as may be provided by the bylaws or as determined by the Board of Directors.


				ARTICLE IV - TERM

     Section 1.  Term.	The term for which this corporation is to exist is fifty
years.	(By a Certificate of Renewal filed with the Secretary of State of Kansas on September 7, 1973, the term was extended for a period of fifty years from and after September 1, 1973.)

			 ARTICLE V - NUMBER OF DIRECTORS

     Section 1. Number of Directors. The number of directors of this corporation shall be twenty-two (22), and the term of office of each thereof shall be three (3) years and until his successor is elected and has qualified.

			   ARTICLE VI - CAPITAL STOCK

     Section 1. Authorized Capital Stock. The capital stock of this Association shall be $1,500,000,000, consisting of 50,000,000 shares of common stock of the par value of $25 per share, 2,000,000 shares of associate member common stock of the par value of $25 per share and 8,000,000 shares of preferred stock of the par value of $25 per share.

     Section 2.  Common Stock.	The common stock of this Association may be
purchased, owned or held only by producers of agricultural products and associations of such producers, who patronize the Association in accordance with uniform terms and conditions and only such producers and associations of such producers shall be regarded as eligible voting members of the Association. In the event the Board of Directors of the Association shall determine that any holder of the common stock of this Association does not meet the qualifications as may be established by the Board of Directors for holders thereof, such person shall have no rights or privileges on account of such common stock to vote for director(s) or to vote on the management or affairs of the Association, and the Association shall have the right, at its option, (a) to purchase such common stock at its book or par value, whichever is less, as determined by the Board of Directors of the Association, or (b) in exchange for such common stock, to issue an equivalent par value amount of associate member common stock or to issue or record on the books of the Association, capital credits in an equivalent amount. On the failure of any holder, following any demand by the Association therefor, to deliver the certificate or certificates evidencing any common stock, the Association may cancel the same on its books and issue associate member common stock or issue or record on the books of the Association an equivalent amount of capital credits, in lieu thereof. The common stock of this Association may be transferred, and associate member common stock and capital credits may be converted to common stock and transferred, only with the consent of the Board of Directors of the Association and on the books of the Association and then only to persons eligible to hold the same; and no purported assignment or transfer of common stock shall pass to any person not eligible to hold the same, any rights or privileges on account of such stock to vote on the management or affairs of the Association. Each holder of common stock shall be entitled to a minimum of one vote. Common shareholders will receive one additional vote for each complete increment of $1,000 in common stock above membership requirements and one additional vote for each complete increment of dollar volume of business in an amount equal to the product of $1,000 multiplied by a fraction the numerator of which is the total dollar volume of patronage business of the Association during the preceding fiscal year with common shareholders and the denominator of which is the total dollar amount of the Association's common stock issued and
outstanding at the close of the preceding fiscal year.	No common shareholder
shall be entitled to vote more than five percent (5%) of the total votes of the Association available to be cast. This Association shall have a lien on (and right of setoff against) all of its issued common stock for all indebtedness of the holder(s), whether due or to become due, thereof to the Association. No interest or dividend shall be paid on outstanding common stock. The Board of Directors, in its sole discretion, may at any time or times and on any basis deemed appropriate authorize the retirement of any common stock, in whole or in part. Each certificate of common stock issued subsequent to the date of an amendment shall have the then applicable provisions printed thereon.

     Section 3. Associate Member Common Stock. The associate member common stock of the Association may be purchased, owned or held by any person having the qualifications as may be established by the Board of Directors. Associate member common stock shall have all of the rights and privileges attendant to that of common stock, except that such associate member common stock shall not entitle the holder thereof to vote, irrespective of the number of shares held, for director(s) or to vote on the management or affairs of the Association. In the event the Board of Directors of the Association shall determine that any holder of the associate member common stock of the Association does not meet the qualifications as may be established by the Board of Directors for holders thereof, the Association shall have the right, at its option, (a) to purchase such associate member common stock at its book or par value, whichever is less, as determined by the Board of Directors of the Association, or (b) to convert the associate member common stock held by any such person to capital credits by notifying such holder, after which such associate member common stock shall be cancelled on the books of the Association. The associate member common stock of this Association may be transferred, and common stock and capital credits may be converted to associate member common stock and transferred, only with the consent of the Board of Directors of the Association and then only to persons eligible to hold the same; and no purported assignment or transfer of associate member common stock shall pass to any person not eligible to hold the same, any
rights or privileges on account of such stock.	This Association shall have a
lien on (and right of setoff against) all of its issued associate member common stock for all indebtedness of the holder(s), whether due or to become due, thereof to the Association. No interest or dividend shall be paid on outstanding associate member common stock. The Board of Directors, in its sole discretion, may at any time or times and on any basis deemed appropriate au-thorize the retirement of any associate member common stock, in whole or in part. Each certificate of associate member common stock issued subsequent to the date of an amendment shall have the then applicable provisions printed thereon.

     Section 4. Preferred Stock. The preferred stock shall be nonvoting and may be (1) made subject to redemption at such time or times, and at such price or prices, and (2) issued in such series, with such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the Articles of Incorporation of this Association, or in the resolution or resolutions adopted by the Board of Directors thereof for the issue of such stock; and the said Board of Directors is hereby granted authority (1) to provide from time to time for the issue of preferred stock, in one or more series, and with such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, and (2) to make such stock, or any part thereof, subject to redemption at such time or times, and at such price or prices, as the said Board of Directors, in its sole discretion, may from time to time determine.

     Section 5. Capital Credits. The Association may issue at any time, and record or transfer on its books and records, one or more classes of capital credits in the Association. Holders of capital credits shall not be entitled to vote. The capital credits of this Association may be transferred, and common stock and associate member common stock may be converted to capital credits and transferred, only with the consent of the Board of Directors of the Association and on the books of the Association. The Board of Directors, in its sole discretion, may at any time or times and on any basis deemed appropriate authorize the transfer or retirement of any capital credits, in whole or in part. No interest or dividend shall be paid on outstanding capital credits. This Association shall have a lien on (and right of setoff against) all of its issued capital credits for all indebtedness of the holder(s), whether due or to become due, thereof to the Association. Each certificate of capital credits issued subsequent to the date of an amendment shall have the then applicable provisions printed thereon.

			  ARTICLE VII - INDEMNIFICATION

     Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

     Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including without limitation the provisions of subsection (b)(8) of Kan. Stat. Ann. Section 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the
date this provision becomes effective.	If the Kansas General Corporation Code
is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.


				     BYLAWS

			    ARTICLE I - CAPITAL STOCK

     Section 1. Stock Certificates. Certificates of stock shall be issued to each holder of fully-paid shares. Each certificate shall state the par value of the shares, the number of shares represented, the name of the person to whom issued, and shall bear the signature of the president or a vice president and the secretary or an assistant secretary and the seal of the Association, which
signatures and seal may be facsimiles.	Certificates of stock shall be numbered
and issued in numerical order and a record of each certificate issued shall be kept.

     Section 2.  Certificates of Indebtedness.	The Association shall have the
authority to issue certificates of indebtedness in such form and containing such terms as may be approved by the Board of Directors, which certificates shall bear such rate or rates of interest as the Board of Directors may from time to time determine.

		      ARTICLE II - DISTRIBUTION OF EARNINGS

     Section 1.  Current Year's Net Earnings and Patronage Refund Obligation.
(a) The Association shall determine annually its earnings or loss including the appropriate portions thereof constituting net earnings for patronage refunds. It shall then allocate and distribute its net overall earnings from its allocation units as patronage refunds to its Members and Patrons with the amounts distributed being determined on the basis of their patronage with such units during the year.

     (b) The Association's overall earnings or loss shall first be determined using generally accepted accounting principles. For the fiscal year ending August 31, 1994, the overall net earnings or loss shall then be increased or decreased in accordance with the applicable rules and regulations for computing income taxes. Beginning with the fiscal year ending August 31, 1995, the overall net earnings or loss shall no longer be adjusted based on such applicable rules and regulations for computing income taxes. Then any earnings or losses of the allocation units shall be offset in accordance with Section 4 of this Article to establish the overall net earnings of the Association's remaining allocation units which will be available for patronage refunds.

     (c) The Association's overall net earnings or loss shall be divided into
(i) a patronage-sourced portion, determined on the basis of the quantity or value of business done by the Association with or for its Members or Patrons who are eligible to receive patronage refunds and who acquire supplies or services from, or market products through the Association, and (ii) a non-patronage-sourced portion which shall include amounts determined on the basis of the quan-tity or value of business done with or for persons who are not eligible to receive patronage refunds from the Association, plus such net amounts of income (or expense) which are unrelated to the marketing, purchasing or service operations carried on by the Association for its Members and Patrons on a cooperative basis.

     (d) Any patronage-sourced net earnings shall be further reduced (but not below zero) by the ratably determined portion of dividends on stock applicable to such net earnings that are paid or payable for the fiscal year. Then there shall be deducted the accumulated amount of patronage-sourced losses from prior years which have not otherwise been disposed of by the Board of Directors but not in excess of the amount of net operating loss carryforwards available for use in such year.

     (e) If at the conclusion of any fiscal year, the amount of retained earnings (which shall include the current year's non-patronage-sourced net earnings) is less than thirty percent (30%) of Member and Associate Member common stock issued and outstanding, and patronage refunds for reinvestment balances as of the end of the previous year then, in order to provide for the Association's reasonable member reserves, there shall be transferred to re-tained earnings, from patronage-sourced net earnings, as members' contribution to reserves, an amount equal to the lesser of (i) fifteen percent (15%) of the current year's remaining patronage-sourced net earnings, or (ii) such amount necessary to increase retained earnings (which shall include the current year's non-patronage-sourced net earnings) to thirty percent (30%) of Member and Associate Member common stock outstanding at the conclusion of the previous fiscal year.

     (f) Any amount then remaining shall constitute the net earnings of the Association from which Members' and Patrons' patronage refunds shall be paid, and such amount shall be apportioned among the Members and Patrons of the appropriate allocation units on any equitable patronage basis approved by the Board of Directors, and the amounts so determined, shall be paid as patronage refunds in the form of cash, qualified or non-qualified written notices of allocation, provided, however, that a payment by qualified written notice of allocation shall be accompanied by no less than twenty percent (20%) of the stated dollar amount thereof in cash with the balance at par value in Member common stock, Associate Member common stock or capital credits at par value or stated value as determined by the Board of Directors. The Board of Directors shall determine the cash and non-cash amounts, if any, of a Member's or Patron's patronage refund to be retained for purposes of collecting amounts due the Association for such Member's or Patron's subscriptions to any official publication of the Association or for any or all of such Member's or Patron's outstanding indebtedness to the Association, provided that no retention of cash hereunder shall reduce the cash portion of any Member's or Patron's patronage refund otherwise paid by qualified written notice of allocation, to an amount which is less than twenty percent (20%) of the total stated dollar amount thereof.

     Section 2. Bylaw Consent. Each applicant for membership who continues as a voting member after having been accepted to membership in the Association and after receiving a copy of this bylaw consent provision, shall, by such act alone, consent that the amount of any distributions paid by qualified written notices of allocation, respecting such person's patronage with the Association occurring after it has received a copy of the bylaw consent and while such person remains a voting member thereafter, shall be taken into account by such person at its stated dollar amount for the taxable year in which such distribution(s) are received, in the manner provided by 26 U.S.C. 1385(a).


     Section 3.  Losses.   The Board of Directors of this Association shall have
complete discretion to determine the handling and ultimate disposition of the Association's losses (including allocation unit losses) and the form, priority and manner in which such losses or portions thereof shall be taken into account, retained, and ultimately disposed of or recovered. The Board may retain losses of the Association and subsequently (i) dispose of them by offset against the net earnings of the Association of subsequent years, (ii) apply such losses to prior years' patronage allocations at any time in order to dispose of them by means of offset and cancellation against members' and patrons' equity account balances, (iii) select and use any other method of disposition as the Board of Directors, in its sole discretion, shall from time to time then determine.

     Section 4.  Netting of Allocation Unit Earnings and Loss.	If one or more
of the Association's allocation units experience both earnings and losses during any fiscal year, the earnings and losses of such allocation unit or units shall be ratably allocated to and netted with the earnings and losses of the remaining allocation units of the Association in order to determine the Association's overall net earnings. The Association's Patrons and Members shall be notified in any fiscal year for which such netting has occurred.

     Section 5. Definitions. (a) As used in this Article, the term "Member" shall mean a holder of common stock or Associate Member common stock of the Association; the term "Patron" shall include any person, firm or association which is not also a Member or Associate Member of the Association, with whom the Association has in effect an agreement pursuant to which it has agreed to pay patronage refunds to such person on the basis of the quantity or value of the Association's business done with or for such person during the fiscal year.

     (b) As used in this Article, the term "allocation unit" shall mean any business or other unit of the Association with respect to which patronage refunds are to be paid (or patronage-sourced losses are to be taken into account) on the basis of the quantity or value of business done during the year with the Association by its Members and Patrons.

			  ARTICLE III - CAPITALIZATION

     Section 1. Base Capital Plan. For the purposes of acquiring and maintaining adequate capital to finance the business of the Association, the Board of Directors may establish a Base Capital Plan. The Plan may provide a mechanism for determining the Association's total capital requirements and each member's or patron's share thereof (the base capital requirement). As part of the Plan, the Board of Directors may, in its discretion, provide for redemption of capital held by members or patrons in excess of their base capital requirements and may provide a mechanism under which the cash portion of the patronage refund payable to members or patrons will depend upon the degree to which such members or patrons meet their base capital requirements. Such Plan may be amended or modified from time to time or suspended by the Board of Directors as it deems fit.

		 ARTICLE IV - MEMBERS' AND PATRONS' INVESTMENTS

     Section 1.  Common Stock, Associate Member Common Stock, Capital Credits.

As a condition of the right to receive patronage refunds as hereinbefore provided, and as a condition of each purchase from, or other transaction with, the Association, and in consideration of similar subscriptions by others, each Member and Patron entitled to receive patronage refunds under the bylaws shall and does hereby, as of the first day of each fiscal year of the Association, irrevocably subscribe for and agree to purchase common stock, associate member common stock or other capital credit(s) of the Association, at par, in an amount of not more than eighty percent (80%) of the amount to be paid to such patron by the Association as patronage refunds resulting from business transacted during such year, as conclusively determined by the Board of Directors of the Association at the time of payment of such refunds. Such subscriptions shall be payable in cash on or before the last day of such fiscal year, without the execution and delivery of any further agreement, and without any acceptance, call or notice by the Association, but only out of such patronage refunds.

			      ARTICLE V - MEETINGS

     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held each year at such time and at such place as may be fixed from time to time by the Board of Directors.

     Section 2. Special Meetings. The chairman of the board shall call a special meeting of the shareholders upon a written request of at least ten percent (10%) of the shareholders, or upon a majority vote of the directors. The notice of the time, place, and purpose of such special meeting shall be issued within fifteen (15) days from and after the presentation of such petition, and such special meeting shall be held within thirty (30) days from and after the date of presenting such petition.

     Section 3. Notice of Meetings. Notice shall be given by the secretary of all annual and special meetings of the shareholders by mailing a notice thereof to each shareholder not less than fifteen (15) days preceding the date of the proposed meeting.

     Section 4. Presiding Officer. The chairman of the board of the Association shall preside at all meetings of shareholders, and shall cast the deciding vote in all cases of a tie.

     Section 5. Absent Members Voting. Voting by proxy shall not be permitted, but absent shareholders entitled to vote may vote on specific questions, other than the removal of directors, by ballots transmitted to the secretary, and such ballots shall be counted only in the meeting at the time at which such vote is taken.

     Section 6. Quorum. A quorum for the transaction of business shall consist of at least two hundred (200) shareholders entitled to vote and at least one-third of the total votes eligible to be cast. All shareholders voting by mail and all votes cast by mail shall be counted as present in determining a quorum for the consideration of a specified question on which votes may be cast by mail.

		       ARTICLE VI - DIRECTORS AND OFFICERS

     Section 1. Directors. The business and affairs of the Association shall be managed under the direction and control of the Board of Directors, consisting of twenty-two (22) members, elected at annual meetings by the shareholders entitled to vote from their own numbers for three-year terms. Twenty-one members of the Board of Directors shall be elected according to districts as
hereinafter provided and shall be known as district directors.	The remaining
member of the Board of Directors shall be nominated and elected from the floor and shall be known as a director-at-large.

     Section 2.  Election of Directors.

     (a) The territory in which the Association operates shall, for the purpose of electing district directors, be divided into districts, each of which shall be entitled to the number of directors herein specified.

	  DISTRICT 1 (Missouri and Kentucky) -- 1 director; DISTRICT 2 (Kansas) -- 4 directors; DISTRICT 3 (Colorado, Wyoming, Utah, Oregon and Idaho) -- 1 director; DISTRICT 4 (Nebraska) -- 4 directors; DISTRICT 5 (South Dakota, North Dakota and Montana) -- 1 director; DISTRICT 6 (Iowa, Illinois and Indiana) -- 4 directors; DISTRICT 7 (Oklahoma and Arkansas) -- 3 directors; DISTRICT 8 (Michigan, Minnesota and Wisconsin) -- 2 directors; and DISTRICT 9 (Texas and New Mexico) -- 1 director.

     (b) The Board of Directors may from time to time assign to any of the aforesaid districts any member or members residing in any state or states or foreign country or foreign countries, other than the states named in the foregoing paragraph. In any such case a member so assigned to any district shall for all purposes be deemed to belong to such district and shall be entitled to attend and participate in the hereinafter mentioned caucus of that district.

     (c) The various districts shall, by caucus, nominate their candidate or candidates for director as herein provided. The following persons shall be eligible for election as a director at the annual meeting of members: individual shareholders; members, directors, officers, or employees of an association shareholder; and, employees of the Association. In the event the number of directors who are employees of shareholders entitled to vote totals ten or more at any given time, no employee of a shareholder may be elected or appointed to the Board of Directors, provided however, this limitation shall not disqualify any director in office from being eligible for election or re-election as a director. No person shall be eligible for nomination as a director if such person has attained 65 years of age. Five months prior to the annual meeting the chairman of the board shall appoint a nominating committee for each district in which the term of a director expires at the next annual meeting. The district nominating committee shall consist of three persons (one person to be appointed as chairman) meeting the qualifications required to be a director as set forth above. As promptly as possible after the appointment of district nominating committees, the secretary of the Association shall notify the president of each member association in each such district, by mail, of the members of the district nominating committee. Each member association may notify the chairman of the district nominating committee of the member association's candidate or candidates for director at least three months prior to the date of the annual meeting. Such action shall be evidenced by board resolution duly recorded in its minutes. The district nominating committee shall mail its report to the president of each member association in each such district at least one month prior to the annual meeting and shall render its report at the caucus of such district to be held at and in conjunction with the annual meeting, and in doing so, shall provide at least one candidate, but not more than three candidates, for each director term which is expiring. In addition to the names of candidate or candidates provided by member associations for consideration by the district nominating committee, such committee may also consider as candidates persons the committee feels qualified. Any official delegate may make nominations at the district caucus. Such district shall thereupon nominate its nominee or nominees for directors and the names of said nominee or nominees shall be placed before the members at the annual meeting for election. Should said nominee or nominees fail to receive a majority of the votes cast by shareholders entitled to vote and present and voting, nominations may be made from the floor, of nominee or nominees from the district involved, and such shareholders shall thereupon vote on said nominee or nominees. In each district caucus wherein directors are nominated and in the election of directors at the annual meeting, shareholders entitled to vote shall have the number of votes as determined under the Articles of Incorporation, of the Association, for each director to be elected.

     (d) A redistricting of the territory served by the Association, or a reapportionment of the number of directors for each district, may be made by the members at any annual meeting.

     Section 3. Officers. The officers, each of whom shall serve at the will of the Board of Directors and shall be elected by the Board of Directors, shall consist of a chairman of the board, vice chairman, president, vice president, secretary, one or more assistant secretaries, treasurer, one or more assistant treasurers, and such other officers as the Board of Directors may from time to time deem advisable. Only the chairman of the board, vice chairman, president, and the vice president need be members of the Board of Directors. No person may hold the offices of chairman of the board and president at the same time.

     Section 4. Vacancies. Any vacancy on the Board of Directors shall be filled by appointment by the remainder of the board until the next annual meeting when a replacement for the unexpired term shall be elected.

     Section 5. Meetings. The board shall meet upon the call of the chairman of the board who shall determine the time and place of meetings, or upon call by a majority of the directors; and meetings shall be held at least quarterly.

     Section 6. Quorum. A majority of the qualified members shall constitute a quorum both for the Board of Directors and the executive committee.

     Section 7.  Compensation.	The compensation of the directors for attendance
at meetings shall be Three Hundred Dollars ($300.00) per day, plus necessary expenses.

     Section 8. Removal. Any director of the Association may be removed for cause, by vote of not less than two-thirds of the members present, at any annual meeting or at any special meeting called for the purpose. A director shall be informed in writing of the charges preferred against him at least fifteen (15) days before the meeting and at such meeting shall have an opportunity to be heard in person or by counsel and by witnesses thereto. Officers or agents of the Board of Directors may be removed from office or employment at any time by action of the Board of Directors.

     Section 9.  Indemnification of Directors, Officers and Employees.	Each
person who is or was a director, officer or employee of the Association or is or was serving at the request of the Association as a director, officer or employee of another corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Association as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person in his capacity as or arising out of his status as a director, officer or employee of the Association, or, if serving at the request of the Association, as a director, officer or employee of another corporation. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under any other bylaw or under any agreement, vote of shareholders or disinterested directors or otherwise, and shall not limit in any way any right which the Association may have to make different or further indemnifications with respect to the same or different persons or classes of persons.

			ARTICLE VII - DUTIES OF DIRECTORS

     Section 1. Management of Business. The Board of Directors shall direct the management of the affairs of the Association and shall make all necessary rules and regulations, not inconsistent with the law or the articles of incorporation or bylaws of the Association, for the management and control of the affairs of the Association and the guidance of the officers, agents, and employees thereof. The day-to-day business affairs of the Association shall be in the management and control of the president, selected by the board.

     Section 2. Executive Committee. An executive committee of six, which shall include the chairman, vice chairman, and president of the Association and three other members to be elected by the board from among its own members at its first meeting after the annual meeting shall have all the powers and exercise all the functions of the Board of Directors, subject to the Board of Directors' general control and direction.

     Section 3. Bonds. The Board of Directors shall require all officers and employees charged by the Association with responsibility for the custody of any of its funds or property to give adequate bonds, and the costs thereof shall be paid by the Association.

     Section 4. Audits. As often as the Board of Directors may consider necessary, but at least once a year, the Board of Directors shall obtain the services of a competent and disinterested auditor, who shall make a careful audit of the books and accounts of the Association and render a report in writing thereon. The annual audit report shall be submitted to the members of the Association at the annual meeting.

			ARTICLE VIII - DUTIES OF OFFICERS

     Section 1. Duties of Chairman of the Board. The chairman of the board shall preside over all meetings of the shareholders and of the Board of Directors and call special meetings of the shareholders and of the Board of Directors whenever he deems such action advisable.

     Section 2. Duties of Vice Chairman. In the absence or disability of the chairman, the vice chairman shall perform the duties and exercise the powers of the chairman. The vice chairman shall perform such other duties as may be imposed upon him from time to time by the board.

     Section 3. Duties of President. The president shall be the chief executive officer; shall sign or delegate to such other officers or employees of the Association as the president may, in his sole discretion, determine, the authority to sign stock certificates, deeds, leases, bills of sale and other instruments conveying any interest in real estate or personal property of the Association and such other instruments or documents as the Board of Directors may authorize or direct from time to time; shall have and exercise the power to hire and fire all employees other than officers, administrative officers, agents or employees selected by the Board of Directors; see that the management and business operations of the Association are exercised and conducted in accordance with general policies established by the Board of Directors; and perform such other duties and exercise such other power or powers as the Board of Directors may from time to time authorize or direct.

     Section 4. Duties of Vice Presidents. One vice president shall be chosen from the membership of the board. The president may appoint such additional vice presidents as he deems appropriate to conduct the affairs of the Association. The duties of vice presidents shall be assigned to them by the president. The president may delegate to one or more elected officer(s) the authority to perform his duties during his absence in such manner as he deems appropriate. In the event of the total disability or death of the president, the vice president who is a board member shall perform the duties of the president until such time as the board shall otherwise direct or until a successor to the president is elected.

     Section 5. Duties of Secretary. The secretary shall (1) keep a complete record of the meetings of the shareholders and of the directors; (2) sign all stock and membership certificates with the president or a vice president, and such other papers pertaining to the Association as he may be authorized or directed to sign by the directors; (3) serve all notices and make all reports required by law and these bylaws, and perform such other secretarial duties as may be required by the Board of Directors. The assistant secretaries shall perform the duties and exercise the powers of the secretary during the absence or disability of the secretary.

     Section 6. Duties of Treasurer. The treasurer shall keep such records and perform such other duties pertaining to his office as the Board of Directors may require. The assistant treasurers shall perform the duties and exercise the powers of the treasurer during the absence or disability of the treasurer.

			 ARTICLE IX - GENERAL PROVISIONS

     Section 1. Fiscal Year. The fiscal year of this Association shall commence September 1 and end on August 31.

     Section 2. Amendments. These bylaws may be amended or altered, in whole or in part, as provided by law, at any regular meeting of the members or at any special meeting, when such action has been duly announced in the call, provided that a majority of the votes cast by the shareholders entitled to vote and present and voting, including those votes cast by mail, shall approve such amendment or alteration.

     Section 3.  Official Publication.	The Association may publish an official
publication. It may be mailed to subscriber lists provided by member associations and the subscription price may be deducted from patronage refunds earned by members.

     Section 4. Membership Vote for Sale of Principal Business. The Association shall not, without approval by a vote of the majority of the votes cast by members entitled to vote and present and voting at a duly called meeting of the Association, sell or convey or cause or permit the sale or conveyance of more than forty-nine percent (49%) of the voting shares in any subsidiary which accounted for fifty percent (50%) or more of the Association's gross sales on a consolidated basis during any one of the Association's three (3) most recently completed fiscal years or during such shorter period as such subsidiary has been in existence.
			     ARTICLE X - DISSOLUTION

     Section 1. Upon dissolution or liquidation of the Association in any manner, except as may be otherwise provided by law, the assets of the Association shall be distributed in the following order and manner, to wit:

     1. To pay all costs and expenses of dissolution, liquidation and distribution;

     2. To pay and discharge all indebtedness of the Association, exclusive of any liability for the distribution of net earnings;

     3. To retire, at par value plus unpaid accrued dividends thereon, if any, the five and one-half percent (5 1/2%) and the six percent (6%) preferred stock;

     4. To retire, at par value plus unpaid accrued dividends thereon, if any, all other preferred stock of the Association, in the order and in accordance with such priority as may be provided for by the terms and provisions of the outstanding certificates therefor;

     5. To pay all patronage refunds payable from current net earnings; and

     6. All remaining assets, if any, shall be distributed among the holders of common stock and associate member common stock or other capital credit(s) in proportion to the amounts thereof held by each.